Exhibit 99.1
                                                                    ------------

NEWS RELEASE
For Additional Information, contact:

Union Community Bancorp
Joseph E. Timmons, President
(765) 362-2400

                       UNION COMMUNITY BANCORP ANNOUNCES
            CLOSING OF MERGER WITH MONTGOMERY FINANCIAL CORPORATION

     CRAWFORDSVILLE, INDIANA -- January 2, 2002 -- Union Community Bancorp ("Union Community") (NASDAQ-NM: UCBC), headquartered in Crawfordsville, Indiana, announced today that its previously announced merger with Montgomery Financial Corporation ("Montgomery"), headquartered in Crawfordsville, Indiana, has closed. Shareholders of Montgomery had the right to elect to receive either
1.1244 shares of Union Community common stock or $15.00 in cash for each share of Montgomery common stock owned by them, provided that an aggregate of 678,967 shares of Union Community common stock are to be issued in the merger. Montgomery shareholders who elected stock by the December 21, 2001 deadline are expected to receive some pro rata allocations of cash, in order to satisfy the requirement that 678,967 shares of Union Community common stock be issued. Fractional shares of Union Community common stock will not be issued in the merger. Rather, shareholders of Montgomery will receive cash in the amount of $13.34 multiplied times the fractional share of Union Community common stock to which they would otherwise have been entitled.

     Union Community expects in the aggregate to issue approximately 678,967 shares of common stock and pay approximately $9,058,000 in cash to the former shareholders of Montgomery in the merger. In addition, options to acquire an aggregate of 31,618 shares of Montgomery common stock will be cashed out at the difference between $15.00 and the $8.03 per share option price.

     Now that the merger is complete, Union has total assets of approximately $270 million and operates from four locations in Crawfordsville as well as locations in Lafayette, Covington and Williamsport, Indiana.